UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ENTRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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This filing consists of information initially used on June 15, 2009 by Entrust, Inc. in connection with a presentation made to RiskMetrics Group.

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Investor Relations June - July 2009

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© Copyright Entrust, Inc. 2008 2
This presentation does not constitute an offer of any securities for sale.  In connection with the proposed merger transaction, Entrust has filed a proxy statement regarding the proposed merger transaction with the
Securities and Exchange Commission.  Investors and security holders are urged to read the proxy statement and other documents filed by Entrust with the SEC because they contain important information about Entrust and the proposed merger transaction.  Investors and security holders may obtain a free copy of the definitive proxy statement and other documents at the SEC’s website at www.sec.gov.  The definitive proxy statement and other relevant documents may also be obtained free of charge from Entrust by directing such requests to:
Entrust, Inc., 5400 LBJ Freeway, Suite 1340, Dallas, Texas 75240, Attention:  Investor Relations.  Investors
and security holders are urged to read the proxy statement and other relevant materials before making any voting or investment decisions with respect to the merger.

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© Copyright Entrust, Inc. 2008 3
Agenda
• Transaction Background and Key Dates (through signing)
• Go-Shop Process and Results
• Additional Information in Go-Shop process
• Conclusion
The Board of Directors of Entrust, Inc. believes that $1.85 per share is likely to result in greater value to the company’s stockholders than the other alternatives it has considered.

© Copyright Entrust, Inc. 2008 4 Transaction Background and Key Dates (through signing)

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© Copyright Entrust, Inc. 2008 5
Transaction Background and Key Dates (through signing)
Date Event
10/15/2007
Board of directors approved the engagement of Barclays Capital as Entrust’s financial advisor to assist Entrust in exploring various strategic alternatives
12/2007 - 3/2008 Entrust ran sell side process which ended in the Board determining the bid was insufficient
9/2008 Board directed company to evaluate "Go Private" alternatives
9/2008 Thoma Bravo contacted Entrust in regards to exploring an acquisition of Entrust
9/2008 - 10/2008
Entrust management conducted initial discussions with Thoma Bravo and another private equity firm in regards to a potential acquisition of the company
- Thoma Bravo and the other private equity firm negotiated NDAs and gave initial price guidance
11/2008 - 12/2008 Thoma Bravo and the other private equity firm conducted initial due diligence with access to data room
12/23/2008 - 12/24/2008
Received bid package from Thoma Bravo offering $1.75 and the other private equity firm conveyed it was no longer interested in exploring a transaction with Entrust
12/26/2008
Strategic Planning Committee decided to continue negotiations with Thoma Bravo and grant access to more diligence materials in an effort to receive a better offer price
1/2009 - 4/2009 Thoma Bravo conducted further diligence and held management meetings
2/20/2009 Thoma Bravo sent Letter of Intent offering $1.85 per share for Entrust
4/11/2009 Entrust Board of Directors approved transaction with Thoma Bravo

© Copyright Entrust, Inc. 2008 6 Go-Shop Process and Results

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© Copyright Entrust, Inc. 2008 7
Transaction Background and Key Dates
(“Go Shop”)
Date Event
4/12/2009 - 5/13/09
During the “go-shop” period between April 12, 2009 and May 13, 2009, the company and its financial advisor actively initiated, solicited and encouraged the submission of acquisition proposals by third parties. During this time, the company and its advisors were in contact with 35 separate parties to discuss their interest in making a proposal to acquire the company. These 35 separate parties included a combination of security software companies, diversified software, technology and industrial companies and private equity parties. Of the 35, 11 completed NDAs with the Company and all of these 11 met with the company and were granted access to key company information inside a virtual data room.
5/14/2009
Entrust announced that, as a result of the “go-shop” process, it had received written, non-binding indications of interest from three separate parties.  One of the parties was a private equity firm and two were modestly sized operating companies.  Each of the non-binding indications of interest contemplated a per share price payable to the company’s stockholders higher than the per share price contemplated by the merger agreement, but each was also subject to significant conditions, including conducting due diligence, arranging financing and negotiation of definitive agreements.
5/14/2009 - 6/3/09
After designating the three as “excluded parties” under the merger agreement, the company provided extensive due diligence materials to, and continued discussions and negotiations with, each of these three parties and their representatives as permitted under the merger agreement.
6/4/2009
Entrust Board of Directors announced that none of the three non-binding indications of interest delivered during the “go-shop” period under its existing merger agreement resulted in a “superior proposal.”  As a result, the “go-
shop” process under the existing merger agreement is deemed terminated and Entrust is no longer pursuing discussions with the “excluded parties” identified during this “go-shop” process.
6/4/2009
The Company also announced that it has postponed the special meeting of stockholders until July 10, 2009
6/4/2009
Entrust Board of Directors unconditionally reaffirmed its recommendation that all Entrust stockholders vote “FOR”
the approval of the Merger

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© Copyright Entrust, Inc. 2008 8
35 Parties Contacted
(security
software companies, diversified software, technology and
industrial companies and private equity parties)
11 Executed NDAs
11 engaged in
Due Diligence
Process
3 Made non-
binding
indications of
interest
None of the parties presented an offer sufficient
to constitute a “superior proposal”
Go-Shop Process and Results

© Copyright Entrust, Inc. 2008 9 Additional Information in Go-Shop process

© Copyright Entrust, Inc. 2008 10
• Potential conflicts of interests among executives
– At the time the Company was negotiating the definitive merger agreement with Thoma
Bravo, it was aware of the potential for a perceived conflict of interest with respect to management’s involvement in the process. The board of directors took two steps to ensure that there was not a conflict of interest.
• The Board of Directors separated the role of CEO and Chairman of the Board.
• They also delegated authority to the Strategic Planning Committee to negotiate the terms of the merger agreement, including the terms of the Go-Shop provisions.
– The Strategic Planning Committee of the board of directors of the Company conducted all negotiations on behalf of the Company with the three Excluded Parties, assisted by
Barclays Capital (the Company’s financial advisor)
– Management was involved only as necessary to facilitate due diligence and only as approved by the Strategic Planning Committee.
– Any allegation that management led the process or engaged in conflicts of interest with respect to the process is entirely unfounded and contrary to the findings of the board of directors.

© Copyright Entrust, Inc. 2008 11
• Did the management receive a “success fee” for their part in this transaction?
–
The “success fees”
actually represent payments to the executives in lieu of contractually guaranteed larger payments
• These executives have agreed to enter into new severance arrangements that provide for substantially reduced severance entitlements and no change in control bonuses.
• These new arrangements are reflected in non-binding term sheets entered into between the executives and Thoma Bravo
–
The existing Severance & Change in Control Agreements were approved by both the
Company’s board of directors and Compensation Committee
• The dissenting director served on both of these bodies, at the time they were implemented.
• The board of directors believes the Severance & Change in Control Agreements have fulfilled both functions for which they were designed in 2003 to deal with CEO retention and as incentives for their cooperation in completing a sale of the business
– The equity in the surviving corporation to be received by certain members of the company’s management cannot be easily valued.  It is subject to vesting (both time and performance) and is comprised primarily of common stock, which will be junior to outstanding preferred stock both in liquidation and other preferences.

© Copyright Entrust, Inc. 2008 12
• Entrust stock traded above the offer price during the
“Go-shop” period
– With significant deal certainty in the Thoma Bravo transaction a “virtual floor” of $1.85 was in place, which allowed for speculation that a higher value could be possible in the “go-shop”
period.
– The Company also believes that those inflated stock prices were the result of speculation that one or more of the three non-binding indications of interest would mature into a binding offer at a more than $1.85 per share.
– Once the Company issued its press release on June 4, 2009 reporting that no Superior
Proposal had been received, the Company Common Stock price returned to trading below the offer price of $1.85.
– Moreover, the downside risk of our stockholders voting against the proposed transaction with
Thoma Bravo could be significant.
• As described in definitive proxy statement, the company faces significant challenges operating as a stand alone entity.
• Were the stock to trade down to its average closing price for just the 30-days prior to April 9, 2009, the date we announced the proposed Merger, our stockholders would face substantial losses in value.

© Copyright Entrust, Inc. 2008 13
• While the selected comparable companies are reasonably similar in their business to Entrust, there are inherent differences between Entrust and the peer companies that could affect the trading value of each
– Differences in scale, growth prospects, profitability levels, competitive position and  product breadth
– Public company and other costs have a larger relative impact on sub-scale companies than on large-scale companies (depresses earnings for sub-scale companies more so than for large-scale companies)
– P/E multiples for certain peer companies are not meaningful
• The Company considered these qualitative judgments and believes it is inappropriate to, and therefore did not, rely solely on the quantitative results of the selective comparable company analysis
• Entrust Historical and 2009 expected revenue growth rate would put it at the bottom of both a large scale and peer analysis
– Historical growth rates of peers are all in excess of Entrust
– At the time of the transaction, Entrust traded at the bottom end of the range of its peer group
• Entrust profitability figures suggest offer price of $1.85 is fair
– EBITDA multiple is a premium to comparable companies
– PE and growth-adjusted PE (PEG) are in-line with comparable companies
– The offer price of $1.85 per share represents a premium of approximately 22.5 percent to the average closing share price for the 30 trading days prior to April 9, 2009, and a premium of approximately 25.8 percent to the average closing price for the 90 trading days prior to April
9, 2009
Entrust implied valuation multiples at offer price are fair
After a two year process $1.85 is the price the market has been willing to pay

© Copyright Entrust, Inc. 2008 14
• Why was the date moved to July 10th
–
Entrust needed to set a new date after maximizing the time available under the “go shop”
– The Board of Directors looked at the calendar to evaluate the number of days for the market to absorb the new information that was going to be released on June 4 th
regarding the
absence of any “Superior Proposals”
• Key determinates for setting date were;
– The necessary time to contact shareholders to explain the process and answer any questions
– Required time for the proxy advisory firms to absorb the data and provide an update, if any, to their recommendations.
– The July 4
th
holiday weekend
– The Board of Directors looked to do it as soon after the July 4th holiday while not risking poor attendance because of the holiday; July 10
th
seemed to be the best date.
– The record date for stockholders entitled to vote at the special meeting will remain
May 11, 2009, which will allow those stockholders as of that date to vote on the acquisition as well as provide the timeliest vote.
– Stockholders who have previously voted may change their vote, but need not vote again.

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© Copyright Entrust, Inc. 2008 15
Reaffirmation of Board Recommendation
In view of the absence of any Superior Proposal and for all of the reasons provided in the Proxy Statement, the board of directors of the Company reaffirms its view that that Merger contemplated by the Merger Agreement is fair to and in the best interests of the
Company and its stockholders, and unconditionally reaffirms its recommendation that all Entrust stockholders vote “FOR” the
approval of the Merger contemplated by the Merger
Agreement at the special meeting of stockholders now
scheduled to be held on July 10, 2009.

© Copyright Entrust, Inc. 2008 16 Conclusion

© Copyright Entrust, Inc. 2008 17
Conclusion
•
Board process designed to ensure stockholders receive maximum value for
their investment
– After two years of actively evaluating strategic alternatives the board of directors determined the
Thoma Brava offer was the best alternative for stockholders
•
Fair value of $1.85 cash per share
– Fairness of price supported by valuation analysis
– $1.85 per share represents a premium of approximately 22.5% to the average closing share price of the Company's Common Stock for the thirty days prior to April 9, 2009
•
Optimal structure and certainty of terms
– Strong certainty to close terms
~ favorable to company ~ “they signed it, they bought it contract”
– 100% cash with no financing condition
• “Go-shop” provision allowed Entrust to consider and accept better offers ~
– No “Superior Proposals” were submitted
•
Entrust Board continues to believe the proposed transaction
is in the
best interest of stockholders
•
The Board recommends stockholders vote “FOR” the proposed transaction